Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-114554 of Bill Barrett Corporation of our report dated April 16, 2004 (June 30, 2004 as to Note 17), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement for earnings per share as described in Note 17, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
August 31, 2004